Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Genius Brands International, Inc. (the “Company”) of the Squar Milner LLP report dated March 30, 2020, relating to the consolidated financial statements of Genius Brands International, Inc. appearing in the Annual Report on Form 10-K of Genius Brands International, Inc. for the year ended December 31, 2019 of Genius Brands International, Inc. Squar Milner LLP merged into Baker Tilly US, LLP on November 1, 2020. As such, Baker Tilly US, LLP is a successor in interest to Squar Milner LLP.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP (formerly Squar Milner LLP)

Los Angeles, California

February 2, 2021